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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES SETTLEMENT WITH CITY OF PORTLAND

Portland, Oregon—November 7, 2002—Cascade Corporation, (NYSE: CAE), reported today that a settlement has been reached in the litigation brought by the City of Portland against Cascade and The Boeing Company. The settlement is subject to final City Council approval which is expected to take place in approximately one week. The litigation involved issues surrounding groundwater contamination in proximity to the City's Columbia Southshore Well Fields. Cascade will record an after-tax charge of approximately $1.3 million ($0.11 per fully diluted share) in the quarter ended October 31, 2002 related to the settlement.

"We are pleased to have reached agreement with the City and remain committed to our responsibilities as a Portland headquartered company," said Cascade Corporation President and Chief Executive Officer Robert C.Warren, Jr. "Cascade's clean-up efforts to date have been very successful and we are well on track to meet the long range schedule established in cooperation with the DEQ for a complete and successful remediation."

Cascade Corporation, headquartered in Portland, Oregon, is a leading international manufacturer of lift truck attachments, forks and accessories. Additional information on Cascade is available on its web site, www.cascorp.com.

CONTACT:	Richard S. Anderson Senior Vice President and Chief Financial Officer Cascade Corporation (503) 669-6300

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  EXHIBIT 99.1